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                                                                   EXHIBIT 10(y)


                        DEVELOPMENT AND OPTION AGREEMENT


     This Agreement, dated as of August 27, 1996, is by and between Misonix Incorporated, a New York corporation, with its principal place of business at 1928 New Highway, Farmingdale, New York 11735 ("Misonix"), and United States Surgical Corporation, a Delaware corporation, with its principal place of business at 150 Glover Avenue, Norwalk, Connecticut 06856 ("USSC").

     WHEREAS, Misonix designs and develops ultrasonic medical devices and desires to further develop its proprietary ultrasonic cutting, sealing and dissection technology (the "Technology"); and

     WHEREAS, USSC develops, manufactures, markets and sells medical products;
and

     WHEREAS, subject to the terms and conditions hereof, Misonix and USSC (collectively, the "parties") desire that Misonix conduct development of the Technology; and

     WHEREAS, subject to the terms and conditions hereof, the parties also desire that USSC be permitted to evaluate the Technology, and that USSC be granted an option for an exclusive worldwide license in and to the Technology, and obtain certain other rights as hereinafter specifically provided.

     NOW THEREFORE, in consideration of the mutual promises, covenants, undertakings and obligations set forth herein and for other good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto agree as follows:

     ARTICLE 1 - DEFINITIONS

     1.1 For the purposes of this Agreement, the definitions set forth below shall be applicable.

     Affiliate - The term "Affiliate" means a corporation or other entity controlled by, controlling or under common control with another person, corporation or other entity. For the purpose of this Agreement, "control" means:
(i) the ownership, directly or indirectly, of 50% or more of the voting stock or analogous interest in a corporation or other entity, by another person, corporation or other entity; or (ii) the commonality of 50% or more of the directors on the Board of a corporation or other entity with the directors on the



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Board of another corporation or other entity; or (iii) the commonality of
50% or more of the directors on the Board of such corporation or other entity with the executive officers, or holders of 5% or more of any class of the outstanding capital stock of another corporation or other entity; or (iv) the commonality of 50% or more of the partners (general or limited), principals, or other controlling parties of any entity, with the partners (general or limited), principals or other controlling parties of another entity; or (v) the existence of any other relationship between a corporation or other entity and such other person, corporation or other entity which results in effective managerial control by one over the other, regardless of the level of commonality of the number of directors, partners, principals or other controlling parties or whether such control is continuously exercised.

     Field - The term "Field" means all human and veterinary medical applications.

     Know-How - The term "Know-How" means any and all secret or confidential information, trade secrets, specifications, test results, analyses and data, inventions, methods, processes, formulae, mixtures, compositions, designs, techniques, applications, ideas or concepts, whether or not reduced to practice, relating directly or indirectly to the Products, including, but not limited to, technology that is or could be the subject matter of a foreign or domestic patent or patent application, whether or not reduced to writing in a patent application.

     Patents and Trademarks - The term "Patents and Trademarks" means all patents, patent applications, registered trademarks and trademark applications relating to the Technology to be utilized in the Field and identified on
Schedule 1 hereto, all other foreign and domestic patents, patent applications, registered trademarks and trademark applications filed by or assigned to Misonix prior or subsequent to the date hereof and covering or relating to an invention, method, process, formula, mixture, and composition, having application to a Product, and all foreign and domestic patents and registered trademarks issuing on any of the foregoing patent applications and trademark applications, and all continuations, continuations-in-part, divisions, reissues, reexaminations, additions and renewals thereof.

     Products - The term "Product" or "Products" means any instrument, device or system usable in the Field (defined above) which involve or relate to the Technology and embody or utilize any or all of the following in which


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Misonix has or, during the Term (defined below), acquires a proprietary interest: (i) the inventions, methods, processes, formulae, mixtures, and compositions disclosed and/or claimed in the Patents and Trademarks (defined below), and any invention, method or process, formula, mixture, or composition similar or related to, or designed for use with, any of the foregoing; (ii)

every part, subassembly, component or accessory of, and addition or improvement to, any of the foregoing; (iii) Know-How (defined below); and (iv) all registered trademarks and trademark applications within Patents and Trademarks and all good will associated with such registered trademarks and trademark applications. Attachment 1 to this Agreement sets forth the parties current, mutual understanding for the Product.

     Trademarks - The term "Trademark" means all registered trademarks and trademark applications within Patents and Trademarks.

     ARTICLE 2 - DEVELOPMENT WORK

     2.1 Attached to this Agreement as Attachment 2 is a description of the development work which the parties have agreed that Misonix shall undertake under this Agreement. During the Term, Misonix shall pursue the development work described in Attachment 2 in a competent and professional manner, to meet the objectives set forth therein prior to the end of the term of this Agreement for the consideration set forth in Article 4. The development work shall not be changed in any material respect, except by mutual written agreement of the parties.

     2.2 The parties acknowledge the importance and benefit of providing first generation Working Prototypes suitable in appearance and performance for presentation as investigational devices at the American College of Surgeon meeting in October, 1996 and that the target date for full production is April 1, 1997. Misonix hereby undertakes to use reasonable efforts to develop and deliver to USSC ten clamping/sealing probes/tips and five hook/cutting probes/tips by September, 15, 1996.

     ARTICLE 3 - DEVELOPMENT REPORTS AND IMPROVEMENTS

     3.1 Misonix shall keep USSC informed and shall communicate with USSC on an ongoing basis concerning the results of development work undertaken pursuant to this Agreement. In addition to the foregoing, during the term of this Agreement, Misonix, shall, upon USSC's request, meet with USSC representative at times during and places mutually agreed upon but no less


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frequently than monthly, to discuss the progress and results of the development work, as well as ongoing plans, or changes therein. Misonix shall also permit USSC's representatives to visit the facilities where the development work is being conducted from time to time upon reasonable prior notice during the term of this Agreement during normal business hours.

     3.2 If, during the Term, Misonix solely conceives or develops, whether under this Agreement or otherwise, any new invention, method, process, formula, mixture, composition, modification or improvement relating to a Product or

Know-How, or the use or manufacture of any thereof, Misonix shall furnish full details thereof to USSC, including all conceptual, technical and design information, specifications, test results, analyses, data, prototypes, drawings, formulas, mixtures, compositions, delivery systems and any other useful information. Such inventions, methods, processes, formulae, mixtures, compositions, modifications and improvements relating to a Product, or the use or manufacture of any thereof, shall be deemed included in the License Option (defined below) except insofar as USSC agrees in writing to exclude from the Exhibit A License (defined below)all or any po?tion of such inventions, methods, processes, formulas, mixtures, compositions, modifications or improvements.

     3.3 All Patents and Trademarks and all inventions, methods, processes, formulae, mixtures, compositions, modifications or improvements referred to in
Section 3.2 above, shall be the exclusive property of Misonix, and, upon USSC's exercise of the License Option, subject to the Exhibit A License.

     3.4 Misonix covenants and agrees for as long as this Agreement shall be and remain in effect, that it shall not grant to any other or different person or entity any other right, option or license to evaluate, develop, test, conduct clinical trials, obtain governmental approvals, make, have made, use, practice, manufacture, have manufactured, sell, transfer or commercialize any Product or any new inventions, methods, processes, formulae, mixtures, compositions, modifications or improvements thereon relating to ~e Technology in the Field or, to practice or use Know-How anywhere in the world.

     ARTICLE 4 - CONSIDERATION

     4.1 The total consideration to be paid by USSC for the development work to be performed under this Agreement, the grant of the License Option and the other rights granted hereunder and the non-compete agreement pursuant to Article 8 shall be the payment to Misonix of Fifty Thousand Dollars ($50,000.00)


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which Misonix hereby acknowledges was paid to Misonix prior to the execution of this Agreement by both parties.

     4.2. This is a fixed fee agreement and USSC has no obligation to pay or reimburse Misonix for any further amount (in addition to the amounts set forth in Section 4.1 above and this Section 4.2) involving the Development Work under this Agreement. While Misonix presently believes it can produce the Working Prototype described in Attachment 2 to USSC's satisfaction for such fixed fee, it does not represent or warrant that it will be able to do so. To further incent Misonix to provide first generation Working Prototypes which, in USSC's view, are suitable in appearance and performance for presentation as investigational devices at the American College of Surgeons meeting in October, 1996, USSC shall, in addition, pay Misonix the following: (a) Twenty-Five Thousand Dollars ($25,000.00) if Misonix develops and delivers to USSC one clamping/sealing probe/tip and one hook/cutting probe/tip, by September 10, 1996, and (b) Fifty Thousand Dollars ($50,000.00) if Misonix develops and delivers to USSC ten damping/sealing probes/tips and five hook/cutting probes/tips, by September 15;1996. Notwithstanding anything to the contrary contained in this Agreement or in any of the Attachments thereto, the Working Prototypes to be developed and delivered by Misonix are to be development and evaluation models oniy and not suitable necessarily for clinical tests of such Working Prototypes.

     ARTICLE 5 - EVALUATION OF PROTOTYPE AND OPTION

     5.1 For a ninety (90) day period following receipt by USSC of a Working Prototype, USSC shall be permitted to evaluate and test the same throughout the world (the "Exclusive Evaluation Period"). In connection therewith, Misonix shall promptly answer questions USSC may have related thereto and provide to USSC test results, analysis and other Know-How in Misonix's possession or control which may be useful in connection with USSC's evaluation. Without limiting or being limited by the foregoing, the Exclusive Evaluation Period may be extended by USSC, at its option, for one additional thirty (30) day period in the event of any one or more of the following: (a) USSC requires, in the reasonable opinion of its counsel, additional time to evaluate the intellectual property rights issues related to the Product or Know-How, or (b) USSC requires, in its reasonable judgment, additional time to evaluate the Product or the Know-How


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     5.2 Misonix hereby grants to USSC, and USSC hereby accepts from Misonix, an exclusive paid up option (the "License Option") exercisable in USSC's sole and absolute discretion to acquire the license and other rights set forth in Exhibit A (the "Exhibit A License") in the Field. The License Option shall be subject to exercise by USSC by notice to Misonix at any time prior to the end of such ninety (90) day period or such one hundred and twenty day (120) period referred to in 5.1, as the case may be, that USSC is exercising the License Option. Upon delivery of such notice and the cash consideration required to be delivered by USSC, the license in the form of Exhibit A shall be deemed executed by, binding upon and enforceable against the parties thereto covering the Exhibit A License Field. However, within thirty (30) days thereafter, the parties thereto shall execute copies of the Exhibit A License for their records. Failure to so execute copies of the Exhibit A License for the records of the parties shall not affect the effectiveness or enforceability of the provisions thereof.

     5.3 The provisions of this Article 5 shall survive termination of this Agreement.

     ARTICLE 6 - PROPRIETARY INFORMATION

     6.1 USSC hereby covenants and agrees that it will not, directly or indirectly, disclose, either during or for five (5) years subsequent to the Term, any Confidential Information of Misonix to any other person or entity, except to its attorneys and accountants as may be required in connection with this Agreement who have been or will be instructed to maintain its confidentiality and to third parties who shall execute binding written agreements requiring such parties not to disclose Confidential Information disclosed to them by USSC. In addition to the foregoing, USSC hereby covenants and agrees that it will not, directly or indirectly, during the term of this Agreement, use the Working Prototype or any Know-How developed by Misonix except as permitted by this Agreement. USSC further covenants and agrees that, following termination of this Agreement, except in the event it has exercised the License Option and entered into the License referred to herein (and as permitted by such License), USSC shall not use, directly or indirectly, the Working Prototype or any Know-How disclosed by Misonix for five (5) years thereafter to the extent and for so long as it constitutes Misonix Confidential Information.

     6.2 Misonix hereby covenants and agrees that it will not, directly or indirectly, disclose during or for five (5) years subsequent to the Term, any


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Confidential Information of USSC to any other person or entity, except to
Misonix's attorneys and accountants as may be required in connection with this Agreement who have been or will be instructed to maintain its confidentiality.

     6.3 It is not intended by this Article 6 that USSC or Misonix shall be required to obtain specific written commitments in relation to this Agreement from materials and/or component suppliers where only specifications are disclosed to said materials and/or component suppliers by USSC and by Misonix.

     6.4 For purposes of this Agreement, "Confidential Information" shall mean verbal and written disclosures from Misonix, on the one hand, or USSC, on the other hand, (the "Discloser") to the other party (the "Disclosee"), which concern the Discloser including, without limitation, information which concerns the Discloser's business, operations, products or research and development efforts, or which concern the Products or Know-How, but shall not include information which: (a) at the time of disclosure is published or otherwise becomes a part of the public domain through no fault of Disclosee (but only after, and only to the extent that, it is published or otherwise becomes a part of the public domain); (b) Disclosee can show was known to it at the time of disclosure, free of restriction; (c) has been or hereafter is disclosed to Disclosee without any obligation of confidentiality by a third party who is in lawful possession of such information and has the right to disclose it to Disclosee; (d) has been or hereafter is disclosed by Discloser to a third party free of any obligations of confidentiality; (e) was independently developed by the Disclosee, or (f) is disclosed by Disclosee pursuant to the order or requirement of a court, administrative agency or other governmental body, provided that the Disclosee promptly informs the Discloser of its intent to make such disclosure, takes all reasonable steps to limit such disclosure and does not inhibit the Discloser in taking whatever lawful steps the Discloser considers necessary to attempt to preserve the confidentiality of such information. Disclosures made to Disclosee by Discloser which are specific shall not be deemed to be within the foregoing exceptions merely because they are embraced by general disclosures in the public domain or in the possession of Disclosee. The existence, terms and condition of this Agreement shall be deemed Confidential Information of the parties to this Agreement.

     6.5 Misonix and USSC covenant and agree with each other and shall ensure that each individual and entity involved with the Development Work


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described in Attachment 2 (including, its employees, outside vendors and consultants) are bound in writing to maintain the confidentiality of the other party's Confidential Information.

     6.6 During the Term each of Misonix and USSC shall put in place and maintain procedures and take precautions to safeguard the existence, integrity and confidentiality of the other's knowledge respecting the matters covered hereby. Nothing in this Article 6 is intended to require Misonix to obtain specific written commitments in relation to this Agreement from material and/or component suppliers where only specifications are disclosed to said material and/or component suppliers by Misomx.

     6.7 The parties hereby acknowledge and agree that any breach of this
Article 6 by Misonix, on the one hand, or USSC, on the other hand, would likely cause irreparable injury to the other party and that such other party's remedy at law for any such breach would be inadequate. Accordingly, the parties agree that, in addition to any other remedies provided for herein or otherwise available at law, temporary and permanent injunctive relief and other equitable relief may be granted in any action, suit or proceeding brought by either party to enforce the provisions of this Article 6 without the necessity of proof of actual damage. Each party agrees promptly to seek temporary and permanent injunctive relief against any of its directors, officers, employees or consultants who breach the aforesaid obligations with respect to any matter relating to this Agreement.

     6.8 The provisions of this Article 6 shall survive termination of this Agreement for five (5) years.

     ARTICLE 7 - INVENTIONS

     7.1 It is recognized and understood that certain existing inventions and technologies are the separate property of USSC and Misonix and are not affected by this Agreement, and none of the parties shall have any claims or rights in such separate inventions and technologies. All patentable and unpatentable inventions, discoveries and ideas ("Inventions") which are made or conceived solely by Misonix during the Term and as a result of work performed under this Agreement ("Misonix Inventions") shall be the property of Misonix but shall be subject to USSC's rights set forth in this Agreement and the Exhibit A License upon the execution or effectiveness thereof in accordance with this Agreement. All Inventions which are made or conceived solely by employees of USSC or other persons employed or retained by USSC during the Term (other than Misonix and/or


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others under its direction) and as a result of work performed under or in connection with this Agreement including, without limitation, Inventions made or conceived by such persons ("USSC Inventions") shall be the sole property of USSC. All Inventions which are made or conceived jointly by Misonix (and/or others under its direction) and USSC (and/or others under its direction) during the Term and as a result of work performed under this Agreement ("Joint Inventions") shall be owned jointly by Misonix and USSC, but Misonix's rights therein shall be subject to USSC's rights set forth in this Agreement and the Exhibit A License upon the execution or effectiveness thereof in accordance with this Agreement. If the Exhibit A License is executed, USSC shall have the sole and exclusive right to apply for and obtain patent protection at its sole discretion and shall be solely responsible at its expense for the filing, prosecution and maintenance of patent applications and patents regarding Joint Inventions. Misonix shall do such acts and sign such documents as are reasonably necessary to permit USSC to perform its patent function under the Exhibit A License regarding Joint Inventions and USSC shall provide copies of proposed filings regarding Joint Inventions with any patent counsel for Misonix in reasonably sufficient time to allow Misonix to comment on such proposed filings. A Misonix Invention disclosure for each Misonix Invention shall be promptly sent in writing by Misonix to USSC and not sent to or discussed by any of them, directly or indirectly, with any third party. The parties shall mutually notify each other regarding any Joint Invention.

     7.2 The provisions of this Article 7 shall survive termination of this Agreement.

     ARTICLE 8 - NON-COMPETE

     8.1 Misonix hereby agrees that during the term of this Agreement except as expressly permitted by this Agreement, it shall not, directly or indirectly, develop, manufacture, or sell any Product, or any similar or related instrument, device or system, or Know-How to any third person or entity, or to consult with or provide technical assistance or advice to any third person or entity with respect to the design, development, manufacture or sale of any Product or similar instrument, device, or system without USSC's prior written consent in USSC's sole and absolute discretion. USSC has been advised by Misonix and acknowledges that Misonix is engaged in an undertaking with Medical Device

Alliance, Inc. ("MDA") in connection with the development of


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devices used in ultrasonic soft tissue aspiration and related endeavors and that such efforts shall not be deemed to fall within the foregoing precluded area.

     8.2 The parties acknowledge and agree that any breach of any of the provisions of this Article 8 by Misonix will cause immediate and irreparable injury to USSC and that USSC's remedy at law for any such breach would be inadequate. Accordingly, the parties agree that, in addition to any other remedies provided for herein or otherwise available at law, temporary and permanent injunctive relief and other equitable relief may be granted in any action, suit or proceeding which may be brought by USSC to enforce the provisions of this Article 8 without the necessity of proof of actual damage.

     8.3 The provisions of this Article 8 shall survive termination of this Agreement.

     ARTICLE 9 - INDEMNIFICATION

     9.1 Subject to the fulfillment by Misonix of its obligations pursuant to
Section 9.2 below, USSC agrees to defend, indemnify and hold harmless Misonix and each of Misonix's directors, officers, employees, agents, and representatives, from and against any claims, demands, judgments, executions, awards, or damages, including reasonable attorney's fees and expenses incurred by Misonix in defending the same, constituting a product liability action or other action, suit or proceeding arising as a result of the design, manufacture or use of a Product by USSC. In furtherance of the foregoing, USSC shall include Misonix as a covered person on USSC's product liability insurance in an amount of at least $5,000,000, with waiver of subrogation. In satisfaction of the foregoing indemnification and hold harmless agreement, USSC may pay directly to the claimant or plaintiff in any such claim, action, suit or proceeding, the amount of any award, judgment, settlement or recovery, or execution rendered thereon, and may pay to Misonix and Misomx 5 directors, officers, employees, agents, and representatives, any other damages or reasonable expenses sustained by them in defending any such claim, action, suit or proceeding. USSC shall have the right to conduct the legal defense, or to enter into any settlement agreement, as it, in its sole discretion, deems appropriate. Misonix may participate in such action, suit or proceeding through its own attorneys at its sole cost and expense.

     9.2 In the event that any claim is asserted against Misonix or Misonix's directors, officers, employees, agents or representatives, or such person is made a party defendant in any action, suit or proceeding involving a matter which is the



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subject of USSC's indemnification and hold harmless agreement as set forth above in Section 9.1, then within ten (10) days of the receipt by any of such persons of notice of such event and within seven (7) days of receipt of a complaint or other formal pleading regarding such event, such persons shall give written notice of such claim, action, suit or proceeding to USSC, and USSC shall be given an opportunity to assume the defense and control any settlement on behalf of such persons. Misonix shall provide its full cooperation to USSC in connection with the defense of such claim, action, suit or proceeding.

     9.3 Subject to the fulfillment by USSC of its obligations pursuant to
Section 9.4 below, Misonix agrees to defend, indemnify and hold harmiess USSC and each of USSC's directors, officers, employees, agents, and representatives, from and against any claims, demands, judgments, executions, awards, or damages, including reasonable attorney's fees and expenses incurred by USSC in defending the same, to the extent constituting liability for personal injury (on whatever legal theory) action, suit or proceeding arising on Misonix's premises in connection with this Agreement. In satisfaction of the foregoing indemnification and hold harmiess agreement, Misonix may pay directly to the claimant or plaintiff in any such claim, action, suit or proceeding, the amount of any award, judgment, settlement or recovery, or execution rendered thereon, and may pay to USSC and USSC's directors, officers, employees, agents, and representatives, any other damages or reasonable expenses sustained by them in defending any such claim, action, suit or proceeding. Misonix shall have the right to conduct the legal defense, or to enter into any settlement agreement, as it, in its sole discretion, d~ems appropriate. USSC may participate in such action, suit or proceeding through its own attorneys at its sole cost and expense.

     9.4 In the event that any claim is asserted against USSC or USSC's directors, officers, employees, agents or representatives, or such person is made a party defendant in any action, suit or proceeding involving a matter which is the subject of Misonix's indemnification and hold harmless agreement as set forth above in Section 9.3, then within ten (10) days of the receipt by any of such persons of notice of such event and within seven (7) days of receipt of a complaint or other formal pleading regarding such event, such persons shall give written notice of such claim, action, suit or proceeding to Misonix, and Misonix shall be given an opportunity to assume the defense and control any settlement on behalf of such persons. USSC shall provide their full cooperation


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to Misonix in connection with the defense of such claim, action, suit or proceeding.

     9.5 The provisions of this Article 9 shall survive termination of this Agreement.

     ARTICLE 10 - FDA INTERACTION

     10.1 Interaction with the regulatory agencies in any country including, but not limited to, the U.S. Food and Drug Administration (collectively, "FDA") concerning the Products shall be conducted by USSC, and for purposes of any filings with the FDA concerning the Products, subject to USSC's exercise of the License Option, USSC shall be the official company sponsor. In the event of a dispute between USSC and Misonix concerning any matter relating to interaction with the FDA, USSC shall have final authority to act as USSC, in its sole discretion1 deems appropriate with respect to the matter in dispute.

     10.2 During the Term of this Agreement, Misonix, at USSC's request, shall assist USSC during FDA interaction concerning the Products; provided that USSC shall reimburse Misonix for all its documented and prior approved out-of-pocket expenses, other than attorneys fees, incurred by Misonix in providing such assistance.

     10.3 Notwithstanding any provision of this Agreement to the contrary, USSC shall not be obligated to, and shall have no liability to Misonix for failure to evaluate, develop, test, conduct clinical trials, make, have made, use, practice, manufacture or have manufactured any Product or practice or use the Know-How or for failure to seek or pursue any FDA or other regulatory approvals. USSC shall have the unqualified right, at any time to cease or suspend all efforts to obtain FDA or other regulatory approvals.

     ARTICLE 11 - PATENTS

     11.1 Upon or prior to the date of this Agreement, Misonix shall deliver to USSC copies of ail Patents and Trademarks in its possession or control and all related documents and correspondence in its possession or control relating to the Products or Know-How.

     ARTICLE 12 - REPRESENTATIONS AND WARRANTIES

     12.1 Each of the parties hereby represents and warrants that (a) it has full right, power and authority to enter into and by bound by the terms and conditions of this Agreement, to transfer the rights and to carry out their respective obligations under this Agreement, without the approval or consent of any other person or


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entity; (b) the entering into of this Agreement, the transfer of rights and the carrying out of their respective obligations under this Agreement is not prohibited, restricted or otherwise limited by any contract, agreement or understanding entered into by any of them or their directors, officers, employees or consultants, or by which any of such persons or entities is bound, with any other person or entity, including, without limitation, any federal, state or local governmental body, agency or authority; (c) there is no contract, agreement or understanding entered into by them or their directors, officers, employees or consultants, or by which any of such persons or entities is bound, which if enforced, terminated or modified, would be in derogation of, contrary to, or adversely affect the rights acquired or to be acquired hereunder by USSC; and (d) there is no action, suit, proceeding or investigation pending or currently threatened against any of them which, if adversely determined, would restrict or limit the right of any of them to enter into this Agreement, transfer the rights or carry out their respective obligations under this Agreement,

     12.2 Misonix hereby further represents, warrants and covenants that (a) it has not granted, assigned, sold or otherwise transferred, and it is not obligated to grant, assign, sell or otherwise transfer, and it shall not, except to the extent and in the manner expressly permitted by this Agreement, grant, assign, sell or otherwise transfer during the term of this Agreement any right, title, interest, license or option in, to, or under, any Patents and Trademarks, Products, or Know-How to any other person or entity including, without limitation, any federal, state or local governmental body, agency or authority;
(b) no other person or entity has, or during the term of this Agreement shall have, except to the extent and in the manner expressly permitted by this Agreement, the right to acquire any right, title, interest, license or option in, to or under any Patents and Trademarks, Products, or Know-How; (c) it has not filed any patent application or trademark application or been issued or assigned any patent or registered trademark on or prior to the date of this Agreement for any instrument, device or system similar to a Product, other than the Patents and Trademarks.

     12.3 All representations, warranties and covenants made by the parties shall be considered to have been relied upon by the other parties hereto regardless of any discussion, review, or investigation made by, or on behalf of, the other party.

     12.4 The provisions of this Article 12 shall survive termination of this Agreement.


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     ARTICLE 13 - TERM AND TERMINATION

     13.1 The term of this Agreement (the "Term") shall commence upon the date hereof and shall terminate upon the earliest of the following:


     (a) one (1) business day following the end of the Exclusive Evaluation Period;

     (b) Upon the written agreement of USSC and Misonix; and

     (c) Notwithstanding any other provision of this Agreement, USSC at all times shall have the right for any or no reason to terminate this Agreement upon ten (10) days prior written notice to Misonix. In the event USSC effects termination in accordance with this Section 13.1(c), there shall not be due to Misonix any termination penalty or similar payment.

     ARTICLE 14 - RIGHTS AFTER TERMINATION

     14.1 All rights and obligations of the parties which accrue on or before the effective termination date shall be fully enforceable by either party after termination.

     14.2 The provisions of this Article 14 shall survive termination of this Agreement.

     ARTICLE 15 - PUBLICITY RELEASES

     15.1 Misonix shall not issue any press release or make any public disclosure, announcement, comment or statement concerning the existence or the terms and conditions of this Agreement without first advising and receiving the written consent of USSC in its discretion, except to the extent necessary under applicable laws or regulations or the requirements of any exchange on which Misonix's securities are traded in the reasonable opinion of its counsel, in which event Misonix shall in each instance provide USSC with a copy of the proposed press release or public disclosure as far in advance as is reasonably possible under the circumstances.

     ARTICLE 16 - INDEPENDENT CONTRACTORS

     16.1 In the performance of all development work hereunder, Misonix shall be deemed to be and shall be an independent contractor and, as such, none of Misonix or its employees shall be entitled to any benefits or rights applicable to employees of USSC. Neither Misonix, on the one hand, nor USSC, on the other hand, is authorized or empowered to act as agent for the other for any purpose and shall not on behalf of the other enter into any contract, warranty, or representation as to any matter. Neither shall be bound by the acts or conduct of the other.

     ARTICLE 17 - WAIVER


     17.1 No waiver by any party, express or implied, or any breach of any term, condition, or obligation of this Agreement by any party shall be construed as a waiver of any subsequent breach of any term, condition, or obligation of this Agreement, whether of the same or different nature.

     ARTICLE 18 - NOTICES

     18.1 Any notice required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested, or delivered by messenger or air courier, and all payments shall be delivered, to the party to whom such notice or payment is required or permitted to be given~at its address set forth as follows: if given to Misonix, to: Misonix Incorporated, 1938 New Highway, Farmingdale, New York 11735; or, if given to USSC, to: Attn.:
Thomas R. Bremer, Vice President and General Counsel, United States Surgical Corporation, 150 Glover Avenue, Norwalk, CT 06856. Any such notice shall be considered given when delivered, as indicated by signed receipt or other written delivery record. A party may change that address to which notice to it is to be given by notice as provided herein.

     ARTICLE 19 - ASSIGNMENT

     19.1 Neither this Agreement nor the performance of any part hereof may be assigned or transferred by Misonix, on the one hand, and USSC, on the other hand, without the prior written consent of the other party in its sole and absolute discretion, except that USSC may assign this Agreement and the performance of any part hereof without such consent to an Affiliate of USSC.

     ARTICLE 20 - CONSTRUCTION

     20.1 This Agreement shall be construed and enforced in accordance with the Laws of the State of New York and any action, suit or proceeding brought under this Agreement shall be brought only in, and the parties hereby consent to the jurisdiction of, the federal and state courts located in the State of New York.

     20.2 The provisions of this Article 20 shall survive termination of this Agreement.

     ARTICLE 21 - ENTIRE UNDERSTANDING/AMENDMENT

     21.1 This Agreement and the attached schedules and exhibits constitute the entire understanding and agreement between the parties, and supersedes all previous agreements (whether written or oral) concerning the subject matter hereof. This Agreement shall not be modified, amended, or supplemented except by a written document executed by both parties.


     ARTICLE 22 - HEADINGS

     22.1 The headings in this document are for information purposes only and are not meant to have any legal effect in interpreting this document.

     ARTICLE 23 - SEVERABILITY; FURTHER ASSURANCES

     23.1 The invalidity or unenforceability of any Article, Section provision of this document shall not affect the validity or enforceability one or more of the other Articles, Sections or provisions.

     23.2 The parties hereto will execute any further instruments or perform any acts which are or may be necessary to effectuate each of the terms and provisions of this Agreement.

     ARTICLE 24 - COUNTERPARTS

     24.1 This Agreement may be executed in any number of counterparts1 each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.



     MISONIX INCORPORATED

     By: /s/ Joseph Librizzi
        ------------------------------------------

     Name: Joseph Librizzi
          ----------------------------------------

     Title: PRESIDENT & CEO
           ---------------------------------------




     UNITED STATES SURGICAL CORPORATION


     By: /s/ Eitan Nahum
        ------------------------------------------

     Name: Eitan Nahum
          ----------------------------------------

     Title: Vice President, Strategic Planning and
           ---------------------------------------
               Business Development

                                                                    ATTACHMENT 1


                            ULTRASONIC SURGERY SYSTEM


                             (Intentionally Omitted)

ATTACHMENT 2


                 DESCRIPTION OF WORKING PROTOTYPE OF ULTRASONIC
                          TISSUE ABLATOR AND CAUTERIZER

The following is a description of a Working Prototype for the Ultrasonic Tissue Ablator and Cauterizer offered under this contract. The unit is envisioned to be suitable for lab tests in vitro or in live lab animals for demonstration of cutting, ablating and coagulation performance.

GENERATOR

The Generator section will include circuitry to generate sinusoidal signals at sufficient voltage and current to power handpiece. Working frequency tracking and amplitude control will be provided. All indicators, such as Electrical Fault, Mechanical Fault and Overload will be provided. All indicators, such as Electrical Fault, Mechanical Fault and Overload will be provided. Ultrasonic Time Meter and Reset will be installed. Although these features will be functional, it is not guaranteed that performance suitable for production units will be attained. Further engineering may deemed necessary after analysis of results of first series of tests.

Generator will be mounted in a Sonicator XL-2020 type enclosure with custom front fascias. Standard Misonix Inc. Colors will be used. Connectors for Handpiece Cable (12ft) and other devices such as Footswitch will be of readily available types, which may be different from what is ultimately chosen for production systems.

Unit will be able to be run on 115VAC 60Hz or 230VAC 50Hz only.

GENERATOR WILL NOT BE CONSTRUCTED TO UL 2601-1 OR IEC 601-1 STANDARDS. FCC OR CE COMPLIANCE CANNOT BE GUARANTEED. UNIT NOT GUARANTEED TO BE SUITABLE FOR USE IN HUMAN CLINICALS.

Circuit cards may be engineering breadboards, not suitable for shipping by air. Although Misonix will use as many 'off-the-shelf' components as possible, prototype assembly techniques will be used throughout construction.



                                  CONFIDENTIAL
            MISONIX, INC., 1938 NEW HIGHWAY, FARMINGDALE, N.Y. 11735


--------------------------------------------------------------------------------

ATTACHMENT 2



HANDPIECE

Handpiece will be resonant at frequency of operation and be suitable for attaching and driving Probes at their resonant frequency and provide amplitudes which will demonstrate cutting, coag and ablation. The Handpiece will be constructed of titanium and crystal elements. The case will be either aluminum, engineering plastic or resin. Provisions for mounting Sheaths will be available. A machined case is envisioned. No moldings will be provided.

THE HANDPIECE IS NOT GUARANTEED TO BE ABLE TO BE STERILIZED BY STEAM AUTOCLAVE. ETO STERILIZATION MAY BE USED, DEPENDING UPON THE MATERIAL OF CONSTRUCTION.

Although an effort will be made to provide a unit which is ergonomically sound, refinements may have to be made after clinical feedback.

PROBES AND SHEATHS

A Ball tip, a Hook cutting tip and a Clamping/Sealing tip will be provided. Sheaths for use with each Probe/Tip will be provided. Sheath material(s) To Be Determined, but machining techniques will be used for construction. No moldings will be provided.

The initial prototype desired is three types of probes that would be compatible with existing generators, cables and handpieces. Most important is a clamping device which can be used to clamp, seal and divide tissue. Such a device would meet the design criteria enclosed which was described at the 3/20/96 meeting and which can be demonstrated in tissue to be equally efficacious as existing ultrasonic clamping devices.

ACCESSORIES

Handpieces, Cables, Shipping Cartons (if needed), wrenches and special cleaning materials( if needed) will be provided. Rudimentary documentation on use and care will be provided. All power cords will be provided.

NO FDA, UL, CE OR OTHER REGULATORY BODY APPROVALS OR CERTIFICATIONS WILL BE PROVIDED. NO SUBMISSIONS TO SUCH ORGANIZATIONS WILL BE PREPARED. VALIDATIONS OF STERILITY PROTOCOLS OR MATERIAL BIOCOMPATABILITY WILL NOT BE CONDUCTED.



                                  CONFIDENTIAL
            MISONIX, INC., 1938 NEW HIGHWAY, FARMINGDALE, N.Y. 11735


--------------------------------------------------------------------------------

                       UNITED STATES SURGICAL CORPORATION
                       CONFIDENTIAL


To use the device to divide tissue, two embodiments are considered:

     1) A hinged component which compressed tissue between it and the angled tip, such that vibration seals and divides tissue.


                          [DIAGRAM OF A HINGE]



     2) A sliding component whose angle matches the angled tip such that vibration seals and divides tissue when the sliding angled component is advanced to compress tissue between it and the angled tip.


                          [DIAGRAM OF A HINGE]

                                   SCHEDULE 1
                                   ----------



                              Patent/Trademark
Title          Country        No.                 Status         Date
-----          -------        ----------------    ------         ----


PATENTS
-------






TRADEMARKS
----------

                                                                       EXHIBIT A
                                                                       ---------



                                LICENSE AGREEMENT


     This Agreement, dated as of _________________________ , 19__, is by and between Misonix Incorporated, a New York corporation, with its principal place of business at 1838 New Highway, Farmingdale, New York 11735 ("Misonix"), and United States Surgical Corporation, a Delaware corporation, with its principal place of business at 150 Clover Avenue, Norwalk, Connecticut 06856 ("USSC").

     WHEREAS, Misonix designs and develops ultrasonic medical devices and desires to further develop its proprietary ultrasonic cutting, sealing and dissection technology (the "Technology"); and

     WHEREAS, USSC develops, manufactures, markets and sells medical products.

     NOW THEREFORE, in consideration of the mutual promises, covenants, undertakings and obligations set forth herein and for other good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto agree as follows:

     ARTICLE 1 - DEFINITION

     1.1 For the purposes of this Agreement, the definitions set forth below shall be applicable.

     Affiliate - The term "Affiliate" means a corporation or other entity controlled by, controlling or under common control with another person, corporation or other entity. For the purpose of this Agreement, "control" means:
(i) the ownership, directly or indirectly, of 50% or more of the voting stock or analogous interest in a corporation or other entity, by another person, corporation or other entity; or (ii) the commonality of 50% or more of the directors on the Board of a corporation or other entity with the directors on the Board of another corporation or other entity; or (iii) the commonality of 50% or more of the directors on the Board of a corporation or other entity with the executive officers, or holders of 5% or more of any class of the outstanding capital stock, of another corporation or other entity; or (iv) the commonality of 50% or more of the partners (general or limited), principals, or other controlling parties of any entity, with the partners (general or limited), principals or other controlling parties of another entity; or (v) the existence of any other relationship between a corporation or entity and another person, corporation or other entity which results in effective managerial control by one over the other, regardless of the level of commonality of the number of directors, partners, principals or other controlling parties or whether such control is continuously exercised.

     Field - The term "Field" means all human and veterinary medical applications.

     Know-How - The term "Know-How" means any and all secret or confidential information, trade secrets, specifications, test results, analyses and data, inventions, methods, processes, formulae, mixtures, compositions, designs, techniques, applications, ideas or concepts, whether or not reduced to practice, relating directly or indirectly to the Products, including, but not limited to, technology that is or could be the subject matter of a foreign or domestic patent or patent application, whether or not reduced to writing in a patent application.

     Net Sales - (i) The term "Net Sales" means gross sales of the Products billed and shipped by USSC or its Subsidiaries, Affiliates, Sublicensees, or permitted assignees, less allowances and discounts actually allowed (other than advertising allowances, or fees or commissions to salesmen or sales representatives), returns, billed taxes and customs duties paid by USSC, freight and transit insurance, and shall not include samples or demonstration materials or any sale to USSC employees for any reason other than resale. The term "Net Sales" shall not include sales between the parties, sales by independent distributors, or sales between USSC and its Affiliates, Subsidiaries, Sublicensees or permitted assignees.

     (ii) For the purposes of this Section 1.1(e), the term "Products" shall also include Products sold in packages, trays, or other groups of items consisting of one or more Products and one or more non-Products (the "Package" or "Packages"). The Net Sales price of any Product sold in a Package shall bear the same ratio to the Net Sales price of the Package, as the individual retail list price of the Product bears to the sum of all individual retail list prices of every item in the Package if all of such items were sold separately.

     Patents and Trademarks - The term "Patents and Trademarks" means all patents, patent applications, registered trademarks and trademark applications identified on Schedule 1 hereto, all other foreign and domestic patents, patent applications, registered trademarks and trademark applications filed by or assigned in whole or in part to Misonix prior or subsequent to the date hereof and covering or relating to any Invention (defined below) having application to a Product, all foreign and domestic patents and registered trademarks issuing on any of the foregoing patent applications and trademark applications, and all continuations, continuations-in-part divisions, reissues, reexaminations, additions, and renewals thereof.


     Products - The term "Product" or "Products" means any instrument, device or system usable in the Field (defined below) which involve or relate to the Technology and embody or utilize any or all of the following in which Misonix has or, during the term of this Agreement, acquires a proprietary interest: (i) the inventions, methods, processes, formulae, mixtures, and compositions disclosed and/or claimed in the Patents and Trademarks (defined below), and any invention, method, process, formula, mixture, or composition similar or related to, or designed for use with, any of the foregoing; (ii) every part, subassembly, component or accessory of, and addition or improvement to, any of the foregoing; (iii) Know-How (defined below); and (iv) all registered trademarks and trademark applications within Patents and Trademarks and all good will associated with such registered trademarks and trademark applications.

     Sublicensee - The term "Sublicensee" means any third party to whom USSC grants a sublicense to manufacture or sell the Products.

     Subsidiary - The term "Subsidiary" means any corporation, partnership or other entity, 50% or more of the outstanding shares of any class of stock, general partnership interest, or other equity of which is owned by USSC; and any operating division of USSC not separately incorporated or organized as an independent business entity.

     Trademarks - The term "Trademarks" means all registered trademarks and trademark applications within Patents and Trademarks.

     ARTICLE 2 - THE GRANT

     2.1 Misonix hereby grants to USSC, and USSC hereby accepts from Misonix, an exclusive worldwide right and license during the term of this Agreement (and for five (5) years after the Unilateral Termination Date in the event of a termination of this Agreement under Section 14.1(c) below), including the right to grant sublicenses, to evaluate, develop, test, conduct clinical trials, obtain governmental approvals, make, have made, use, practice, manufacture, have manufactured, sell, transfer or commercialize Products and to practice and use the Know-How and the Trademarks throughout the world (the "License").

     ARTICLE 3 - IMPROVEMENTS IN THE FIELD; PRODUCT MANUFACTURE

     3.1 If, during the term of this Agreement, Misonix conceives, develops or acquires any new invention1 method, process, design, formula, mixture, composition, modification or improvement relating to a Product, or the use or manufacture thereof (collectively "Invention"), Misonix shall furnish full details thereof to USSC, including all conceptual, technical and design information, specifications, test results, analyses and data, prototypes, drawings, formulae, mixtures, compositions and any other useful information. Such inventions, methods, processes, formulae, mixtures, compositions, modifications and improvements shall be deemed, without any compensation being due thereby, included in the License except insofar as USSC, upon request by Misonix, agrees in writing to exclude from the License all or any portion of such inventions, methods, processes, formulae, mixtures, compositions, modifications or improvements.

     3.2 All Patents and Trademarks and all inventions, methods, processes, formulae, mixtures, compositions, delivery systems, modifications or improvements thereto referred to in Section 3.1 above, shall be the exclusive property of Misonix, subject to the License hereby granted.

     3.3 Misonix hereby covenants and agrees for as long as this Agreement shall be and remain in effect, that it shall not grant to any other or different person, or entity, any other right, option or license to evaluate, develop, test, conduct clinical trials, obtain governmental approvals, make, have made, use, practice, manufacture, have manufactured, sell, transfer or commercialize any Product, or any new inventions, methods, processes, formulae, mixtures, compositions, modifications or improvements thereon, or, to practice or use the Know-How or to use the Trademarks, anywhere in the world.

     3.4 The parties acknowledge that USSC has substantial expertise in the manufacture of surgical products. USSC shall have the right, in its discretion, to manufacture or have one or more third parties selected by it, in its discretion, to manufacture the Product. However, if during the term of this Agreement, USSC wishes to have a party other than USSC manufacture the Product, it shall notify Misonix in writing thereof and shall for a period of thirty (30) days thereafter negotiate with Misonix in good faith concerning a manufacturing agreement on terms and conditions mutually acceptable to both parties in their discretion.

     ARTICLE 4 - CONSIDERATION

     4.1 The total consideration to be paid by USSC for the license and other rights granted hereunder and the non-compete agreement pursuant to Article 8 shall be a license fee (the "License Fee"), milestone payments (the "Milestone Payments") and a periodic royalty (the "Royalty"), all calculated and payable in accordance with this Article 4.

     4.2 The License Fee shall be in the amount of Two Hundred and Seventy Five Thousand Dollars ($275,000) and shall be payable with execution and delivery of this Agreement.

     4.3 The Milestone Payments shall be as follows:

     (a) One Hundred Thousand Dollars ($100,000) payable within three (3) business days of USSC's completion of the first full production units of both the hook probe and the clamping/sealing probe (the "First Generation"), but no less than fifty percent (50%) of such amount on the date which is one year from the date hereof;

     (b) One Hundred Thousand Dollars ($100,000) if USSC completes the first full production units of the First Generation on or before March 1, 1997; and

     (c) One Hundred Thousand Dollars ($100,000) payable within three (3) business days of (i) receipt by USSC of FDA Approval to market the Product or
(ii) approval of USSC's application to market the Product in any country in the world.

     4.4 The Royalty shall be as follows:

     (a) an amount equal to five percent (5%) of Net Sales of a Product occurring during the term of this Agreement; and

     (b)

          (i) if USSC terminates this Agreement under Section 14.1(c) and on such termination date (the "Unilateral Termination Date") neither Misonix nor any Affiliate of Misonix owns or has exclusive license rights to a issued patent covering the Product, which patent is unexpired and has not been held invalid by a court of competent jurisdiction from which no appeal can be taken, an amount equal to five percent (5%) of Net Sales of a Product for a period of five (5) years after the Unilateral Termination Date, provided, and for so long as, in either case, USSC has the License; or

          (ii) if USSC terminates this Agreement under Section 14.1(c) and on the Unilateral Termination Date either Misonix or any Affiliate of Misonix owns or has exclusive license rights to a issued patent covering the Product, which patent is unexpired and has not been held invalid by a court of competent jurisdiction from which no appeal can be taken, an amount equal to five percent (5%) of Net Sales of a Product for the Unilateral Termination Patent Protected Period (defined below), provided and for so long as, in either case, USSC has the License. For purposes of the immediately preceding sentence the "Unilateral Termination Patent Protected Period" shall mean the number of years following the Unilateral Termination Date which shall be equal to (x) five years, minus (y) the longest number of years, not to exceed five years, which remain on the life of a patent which (aa) as of the Unilateral Termination Date either Misonix or any Affiliate of Misonix owns or under which either Misonix or any Affiliate of Misonix has exclusive license rights, and (bb) which patent covers the Product. The Unilateral Termination Patent Protected Period and USSC's

     rights granted by Misonix under this Agreement to sell Products shall in no event extend longer than five (5) years from the Unilateral Termination Date.

     4.5 The Royalty shall accrue as and when a sale subject to a royalty is recorded by USSC in accordance with Section 1.1(e), and shall be paid to Misonix quarterly on or before forty-five (45) days after each calendar quarter during which a sale is recorded.

     ARTICLE 5 - PAYMENT, REPORTING AND RECORDS

     5.1 USSC agrees to deliver quarterly written reports to Misonix for each three (3) month period ending on the last day of the months of March, June, September, and December of each year, within forty-five (45) days after the end of each such period. The report shall set forth the number of Products sold by USSC, its Subsidiaries, Affiliates, Sublicensees and permitted assignees during the immediately preceding calendar quarter, Net Sales applicable to all such Products, and the amount of License Fees and Royalties (and including any catchup adjustments) then payable to Misonix. All information contained in such quarterly reports shall be treated as USSC's Confidential Information (defined below) subject to Article 6.

     5.2 Simultaneously with the submission of each report, USSC shall pay to Misonix by check or bank transfer the full amount of License Fees and

Royalties due to Misonix for the report period under the terms of this Agreement. USSC shall maintain records in sufficient detail and, upon reasonable notice, allow any independent certified public accounting firm of nationally recognized standing, appointed by Misonix, and reasonably acceptable to USSC, to examine its consolidated books and records, and the books and records of its Sublicensees and permitted assignees pertaining to the Products. Such examinations shall occur on or after February 15 of any calendar year (or, if Misonix appoints for purposes of such examination the accounting firm employed by USSC to conduct its regular annual audit, prior to February 15,) only during business hours, and not more than once a year, and shall be solely for the purpose of verifying the calculation of License Fees and Royalties due under this Agreement. A final such examination may occur once during the year immediately succeeding termination of this Agreement. In the event Misonix appoints for the purpose of examining USSC's consolidated books and records the accounting firm employed by USSC to conduct its regular annual audit, and if the examination provided for herein is performed at substantially the same time as such regular annual audit, the fees and expenses of the accounting firm performing the examination shall be borne by USSC. In any other event, the fees and expenses of the accounting firm performing the examination shall be borne by Misonix. Unless written objection is made by Misonix and delivered to USSC within thirty (30) days after completion of such examinations, the calculation of License Fees and Royalties paid by USSC prior to the date of such examination shall be final and binding on the parties, except insofar as adjusted or corrected as a result of USSC's regular annual audit. It is understood that USSC shall not be required to furnish or permit the examination of the identities, at any time, of customers or prices or other information as to specific sales. Any information provided to Misonix or its accountants pursuant hereto shall be treated as USSC's Confidential Information subject to Article 6.

     ARTICLE 6 - PROPRIETARY INFORMATION

     6.1 USSC hereby represents and warrants that it will not, directly or indirectly, disclose, either during or for three (3) years subsequent to the term of this Agreement, any Confidential Information of Misonix to any other person or entity, except to its attorneys and accountants as may be required in connection with this Agreement who have been or will be instructed to maintain its confidentiality and to third parties who shall execute binding written agreements requiring such third parties not to disclose Confidential Information disclosed to them by USSC. Notwithstanding the foregoing, USSC shall have the right to use Confidential Information of Misonix without obtaining such written agreements in connection with any regulatory and patent filings involving or relating to matters covered by this Agreement.

     6.2 Misonix hereby agrees that it will not, directly or indirectly, disclose during or for three (3) years subsequent to the term of this Agreement, any Confidential Information of USSC, to any other person or entity, except to the Misonix's attorneys and accountants as may be required in connection with this Agreement who have been and will be instructed to maintain its confidentiality and, to the extent necessary in the reasonable opinion of Misonix's counsel, to be publicly disclosed and/or included in any filings required under applicable securities laws involving or relating to matters covered by this Agreement, provided, that in any such event, Misonix shall advise USSC thereof as far in advance as is reasonably possible under the circumstances to permit USSC to comment thereon and to take any action which it may deem appropriate to limit the scope and extent of such disclosure.

     6.3 It is not intended by this Article 6 that USSC or Misonix shall be required to obtain specific written commitments in relation to this Agreement from materials and/or component suppliers where only specifications are disclosed to said materials and/or component suppliers by USSC or Misonix.

     6.4 For purposes of this Agreement, "Confidential Information" shall mean verbal and written disclosures from Misonix, on the one hand, or USSC, on the other hand, (the "Discloser") to the other party (the "Disclosee"), which concern the Discloser including, without limitation, information which concerns the Discloser's business, operations, products or research and development efforts, or which concern the Products or Know-How, but shall not include information which: (a) at the time of disclosure is published or otherwise becomes a part of the public domain through no fault of Disclosee (but only after, and only to the extent that, it is published or otherwise becomes a part of the public domain); (b) Disclosee can show was known to it at the time of disclosure, free of restriction; (c) has been or hereafter is disclosed to Disclosee without any obligation of confidentiality by a third party who is in lawful possession of such information and has the right to disclose it to Disclosee; (d) has been or hereafter is disclosed by Discloser to a third party free of any obligations of confidentiality; (e) is independently developed by Disclosee; or
(f) is disclosed by Disclosee pursuant to the order or requirement of a court, administrative agency or other governmental body, provided that the Disclosee promptly informs the Discloser of its intent to make such disclosure, takes all reasonable steps to limit such disclosure and does not inhibit the Discloser in taking whatever lawful steps the Discloser considers necessary to attempt to preserve the confidentiality of such information. Disclosures made to Disclosee by Discloser which are specific shall not be deemed to be within the foregoing exceptions merely because they are embraced by general disclosures in the public domain or in the possession of Disclosee. The existence, terms and conditions of this Agreement shall be deemed Confidential Information of the parties to this Agreement.

     6.5 The parties hereby acknowledge and agree that any breach of this
Article 6 by Misonix, on the one hand, or USSC, on the other hand, would likely cause irreparable injury to the other party and that such other party?5 remedy at law for any such breach would be inadequate. Accordingly, the parties agree that, in addition to any other remedies provided for herein or otherwise available at law, temporary and permanent injunctive relief and other equitable relief may be granted in any action, suit or proceeding which may be brought by either party to enforce the provisions of this Article 6 without the necessity of proof of actual damage. Each party agrees promptly to seek temporary and permanent injunctive relief against any of its directors, officers, employees or consultants who breach the aforesaid obligations with respect to any matter relating to this Agreement.

     6.6 The provisions of this Article 6 shall survive termination of this Agreement for three (3) years.

     ARTICLE 7 - INVENTIONS

     7.1 All patentable and unpatentable inventions, discoveries and ideas ("Inventions") relating to Products which are made or conceived solely by employees of USSC or other persons or entities or retained by USSC during the term of this Agreement shall be the property of USSC. All Inventions which are made or conceived solely by Misonix or by other persons or entities retained by Misonix shall be the property of Misonix, but subject to USSC's rights set forth in this Agreement. All Inventions which are made or conceived by Misonix (and/or other persons or entities retained by Misonix), on the one hand, and

USSC (and/or other persons or entities retained by USSC), on the other hand, shall be owned jointly by Misonix and USSC, but subject to USSC's rights set forth in this Agreement.

     ARTICLE 8 - NON-COMPETE

     8.1 Misonix agrees that during the term of this Agreement, except as expressly permitted by this Agreement, it shall not, directly or indirectly, develop, manufacture, or sell any Product, or similar or related instrument, device or system, or Know-How to any third person or entity, or to consult with or provide technical assistance or advice to any third person or entity with respect to the design, development, manufacture or sale of any Product or similar instrument, device, or system without USSC's prior written consent in USSC's sole and absolute discretion. The foregoing shall not be construed to prohibit Misonix from engaging in its own development of Products and Know-How, subject to the rights of USSC with respect thereto as set forth in this Agreement. In addition, Misonix shall have the right to continue its undertaking with Medical Device Alliance, Inc. ("MDA") in connection with the development of devices used in ultrasonic soft tissue aspiration and related endeavors provided it does not involve the Technology or violate Article 6 above.

     8.2 The parties acknowledge and agree that any breach of this Article 8 by Misonix would likely cause irreparable injury to USSC and that USSC's remedy at law for any such breach would be inadequate. Accordingly, the parties agree that, in addition to any other remedies provided for herein or otherwise available at law, temporary and permanent injunctive relief and other equitable relief may be granted in any action, suit or proceeding which may be brought by USSC to enforce any provision of this Article 8 without the necessity of proof of actual damage.

     ARTICLE 9 - INDEMNIFICATION

     9.1 Subject to the fulfillment by Misonix of its obligations pursuant to
Section 9.2 below, USSC agrees to defend, indemnify and hold harmless Misonix and each of Misonix's directors, officers, employees, agents, and representatives, from and against any claims, demands, judgments, executions, awards, or damages, including reasonable attorney's fees and expenses incurred by USSC in defending the same, constituting a product liability action or other action, suit or proceeding arising as a result of the design, manufacture, use or sale of a Product
by USSC, its Subsidiaries Affiliates, Sublicensees or permitted assigns. In furtherance of the foregoing, USSC shall include Misonix as a covered person on USSC's product liability insurance in an amount of at least $5,000,000, with waiver of subrogation. In satisfaction of the foregoing indemnification and hold harmless agreement, USSC may pay directly to the claimant or plaintiff in any such claim, action, suit or proceeding, the amount of any award, judgment, settlement or recovery, or execution rendered thereon, and may pay to Misonix and Misonix's directors, officers, employees, agents, and representatives, any other damages or reasonable expenses sustained by them in defending any such claim, action, suit or proceeding. USSC shall have the right to conduct the legal defense, or to enter into any settlement agreement, as it, in its sole discretion, deems appropriate. Misonix may participate in such action, suit or proceeding through its own attorneys at their sole cost and expense.

     9.2 In the event that any claim is asserted against Misonix or Misonix's directors, officers, employees, agents or representatives, or such person is made a defendant in any action, suit or proceeding involving a matter which is the subject of USSC's indemnification and hold harmless agreement as set forth above, then within ten (10) days of such person 5 receipt of notice of such event and within seven (7) days of receipt of a complaint or other formal pleading regarding such event, such persons shall give written notice of such claim, action, suit or proceeding to USSC, and USSC shall be given an opportunity to assume the defense and control any settlement on behalf of such persons. Misonix shall provide their full cooperation to USSC in connection with the defense of such claim, action, suit or proceeding.

     9.3 Misonix shall provide indemnifications to USSC with respect to product liability (on any legal theory) actions, suits and proceedings to the same extent as set forth above in this Article 9 for Products which Misonix may, in Misonix's discretion, sell or transfer to USSC. For purposes of this Section 9.3, Misonix's collection of royalties hereunder shall not be deemed to constitute the sale or transfer of Products.

     9.4 The provisions of this Article 9 shall survive termination of this Agreement.


     ARTICLE 10 - FDA INTERACTION

     10.1 Interaction with the regulatory agencies in any country including, but not limited to, the U.S. Food and Drug Administration (collectively, "FDA") concerning the Products shall be conducted by USSC, and for purposes of any filings with the FDA concerning the Products USSC shall be the official company sponsor. In the event of a dispute between USSC and Misonix concerning any matter relating to interaction with the FDA, USSC shall have final authority to act as USSC, in its sole discretion, deems appropriate with respect to the matter in dispute.

     10.2 During the term of this Agreement, Misonix shall, at USSC's request, assist USSC during FDA interaction concerning the Products; provided that USSC shall reimburse Misonix for all out-of-pocket expenses, other than attorneys fees, incurred by Misonix in providing such assistance.

     10.3 Notwithstanding any provision of this Agreement to the contrary, USSC shall not be obligated to, and shall have no liability to Misonix for failure to evaluate, develop, test, conduct clinical trials, make, have made, use, practice, manufacture or have manufactured any Product or practice or use the Know-How or for failure to seek or pursue any FDA or other regulatory approvals. USSC shall have the unqualified right, at any time to cease or suspend all marketing efforts and all efforts to obtain FDA or other regulatory approvals. Nothing herein shall prevent USSC from setting its own prices for Products or determining USSC's marketing policies and practices in its sole discretion.

     ARTICLE 11 - PATENT AND TRADEMARK PROSECUTION AND INFRINGEMENT

     11.1 Upon or prior to the date of this Agreement, Misonix shall deliver to USSC copies of all Patents and Trademarks in its possession or control and all related documents and correspondence in its possession or control to the extent not delivered by the date of this Agreement. During the term of this Agreement and subject to Section 11.3, USSC shall, at its own expense, use reasonable efforts to obtain and maintain patents and trademark registration based on the Patents and Trademarks in the United States. USSC shall also assume prosecution and all future costs incurred and due during the term of this Agreement in connection with the Patents and Trademarks filed prior to the date hereof set forth in Schedule 1. Misonix agrees to fully cooperate with USSC in the preparation, filing and prosecution of all applications for letters patent and trademark registrations which USSC may in its sole discretion file and prosecute in the United States and foreign countries in accordance with this Section 11.1, and in the prosecution of the Patents and Trademarks, and, in connection with such applications and the Patents and Trademarks, Misonix further agrees to execute and deliver all documents which USSC may deem necessary or desirable.


     11.2 Misonix, on the one hand, and USSC, on the other hand, shall promptly give written notice to the other of any apparent infringement discovered by it with respect to any patent or trademark issuing from the Patents and Trademarks. Such notice shall set forth the facts of the apparent infringement in reasonable detail. In such event, Misonix agrees to cooperate with USSC and to jo USSC shall have the right to bring or settle, in USSC's sole discretion, any action, suit or proceeding with respect to such apparent infringement at its own expense and for its own benefit; provided, however, that after recovery by USSC of its litigation costs, including reasonable outside attorneys fees, USSC shall pay to Misonix at the Royalty rate set forth in Article 4 from the amount actually received by USSC in connection with the settlement or a judgment in such litigation. in in such action, suit or proceeding as a party plaintiff if requested to do so by USSC and to give USSC all needed information, assistance and authority to file and prosecute such suit; provided that USSC shall reimburse Misonix for all out-of-pocket expenses incurred by it in providing such assistance, other than attorneys' fees and expenses, incurred by Misonix.

     11.3 If USSC or Misonix receives notice of a claim, action, suit or proceeding by a third party alleging infringement of such third party's rights in connection with the manufacture, use or sale of a Product by USSC, its Affiliates, Subsidiaries, Sublicensees or permitted assignees, USSC shall have the right to conduct the legal defense, and to enter into any disposition with respect thereto, as USSC in its sole discretion deems desirable. Misonix shall fully cooperate with USSC in its defense of such infringement claim, provided that USSC shall reimburse Misonix for all out-of-pocket expenses, other than attorneys' fees and expenses, incurred by it in providing such cooperation.

     11.4 Subject to the fulfillment by Misonix of its obligations pursuant to
Section 11.6 below, USSC shall defend Misonix against a third party infringement claim which results from the manufacture, use or sale of a Product by USSC, its Affiliates, Subsidiaries, Sublicensees or permitted assignees, and indemnifv Misonix against the cost of such defense undertaken by USSC, including reasonable attornevs' fees and court costs, and damages awarded or amounts paid in settlement in any such action. However, notwithstanding the foregoing, if Misonix had actual knowledge on or prior to the date of the Development and Option Agreement of a claim by a third party for infringement, USSC shall have no obligation to defend or indemnify Misonix. USSC shall at all times keep Misonix apprised of the status of any such claim, action, suit or proceeding and allow Misonix to participate in all major decisions regarding the conduct of such litigation including without limitation any decision to settle or pursue the case to trial, provided, however, that USSC shall retain exclusive authority to make all decisions regarding the conduct of such litigation or the negotiation and consummation of any settlement.


     11.5 The cost of USSC's defense of any claim referred to in Section 11.4 above, and any damages awarded or any amount paid in settlement or other disposition of such claim, shall be set off against and, thereby, reduce, as set forth in this Section 11.5, fifty percent (50%) the outstanding and future Royalties due from USSC to Misonix.

     (a) Except with respect to circumstances set forth in Section 11.5(b) during the pendency of any such claim, action, suit or proceeding, USSC shall have the right to deposit with a bank escrow agent the payments then due and thereafter becoming due under the terms of this Agreement. USSC shall instruct such escrow agent to deposit such payments in an interest-bearing account and to release the same to the third party(s), if any, awarded damages in such action, suit or proceeding pursuant to such award of damages, or to the third party(s), if any, with whom USSC settles pursuant to this Section 11.5(a), to the extent required by the terms of such settlement, and pay USSC's legal costs and expenses as and when billed to USSC in connection with any such claim, action, suit or proceeding and the balance, if any, of the principal and interest to Misonix after final determination of and any reduction for all of the foregoing. Such future Royalties shall be subject to escrow in accordance with this Section 11.5(a).

     (b) Notwithstanding Section 1.5(a) above, in the event that Misonix commits or has committed any fraud upon USSC in connection with this Agreement or misrepresentation or breach of warranty of any matter which is the subject of any of Misonix's representations and warranties contained herein1 in addition to all other remedies available to it at law or in equity, USSC shall have the right upon the receipt of any claim or the commencement of any action, suit or proceeding, by either party hereto or any third party, relating to or arising gout of such fraud or misrepresentation or breach of warranty, deposit with a bank escrow agent the payments then due and thereafter becoming due under the terms of this Agreement. USSC shall instruct such escrow agent to deposit such payment in an interest-bearing account and to release the same to the third party(s), if any, awarded damages in such action, suit or proceeding pursuant to such award of damages or to the third party(s), if any, with whom USSC settles pursuant to this Section 11.5(b), to the extent required by the terms of such settlement, and to pay USSC's legal costs and expenses as and when billed to USSC in connection with any such claim, action, suit or proceeding and the balance, if any, of the principal and interest to Misonix after final determination if and any reduction for all of the foregoing, the liability of Misonix and the Principals for such award, amounts paid in settlement and USSC's legal costs and expenses shall be up to the entire amount in escrow pursuant to this Section 11.5(b), plus all future Royalties payable by USSC under this Agreement. Such future Royalties shall be subject to escrow in accordance with this Section 11.5(b). Notwithstanding the foregoing, the parties agree that any such withholding of payments shall not limit the liability of Misonix for damages in the event of any fraud, misrepresentation or breach of warranty specified in this Section 11.5(b) or in the event of any other breach of this Agreement by any of them, and shall not affect any right or license granted to USSC hereunder or any other provisions of this Agreement or any party's available remedies.

     11.6 In the event that any claim is asserted against Misonix or USSC, or any of their respective officers, directors, employees, agents or representatives, or such person is made a party defendant in any action or proceeding involving a matter which is the subject of USSC's indemnification and hold harmless agreement as set forth above, or Misonix becomes the subject of a claim of infringement against USSC, its Subsidiaries, Affiliates, Sublicensees or permitted assignees as a result of their manufacture, use or sale of a Product, then within 10 days of receipt by any Misonix or by USSC of notice of any such event, and within 7 days of such party's receipt of a written complaint or other formal pleading regarding any such event, such party shall give the other party hereto written notice of such claim, action, suit, proceeding, patent or patent application.

     ARTICLE 12 - RIGHT OF FIRST REFUSAL

     12.1 Misonix hereby grants to USSC, and USSC hereby accepts, the right of first refusal set forth herein. In accordance with such right of first refusal, Misonix hereby agrees that, during the term of this Agreement and except pursuant to this Article 12, it shall not, directly or indirectly, transfer, by sale, license or otherwise, to any third person or entity, a) any interest in any of the Patents and Trademarks, a Product or the Know-How. No such sale, license or other transfer shall be made without the prior written consent of USSC, which may be withheld in its sole and absolute discretion. Prior to offering or responding to an offer for such sale, license or other transfer, Misonix hall have complied with all of their respective obligations under this Agreement to be complied with prior to such offer or response. Prior to any sale, license or other transfer, Misonix shall obtain a bona ,fide written offer (the "Outside Offer") from such third party describing the subject of such sale, licensee or other transfer, the interest to be sold, licensed or otherwise transferred, and a stated cash consideration at which the third party offers to acquire, and Misonix desires to sell, license or otherwise transfer, said interest. After obtaining the Outside Offer, Misonix shall promptly, and before accepting the Outside Offer, deliver to USSC an offer, irrevocable for forty five (45) days from its receipt, to sell, license or otherwise transfer to USSC the interest which is the subject of the Outside Offer for the cash consideration and upon all other terms and conditions stated in the Outside Offer. A copy of the Outside Offer shall accompany the offe# to USSC. If USSC accepts such offer within said forty five (45) days, Misonix shall transfer the relevant interest to USSC pursuant to the terms and conditions of such offer.

Otherwise, subject to the confidentiality and non-compete provisions of Articles 6 and 10, Misonix may transfer such interest to the third party who made the Outside Offer in accordance with its terms and conditions during the sixty (60) days immediately following expiration of the aforesaid forty-five (45) day period. Notwithstanding the foregoing, nothing herein contained shall be construed to limit the right of Misonix (or to give USSC any rights with respect to any sale of shares of capital stock of Misonix or the merger or combination of Misonix with or into any other firm, corporation or entity, but the rights of USSC set forth in this Agreement shall survive any such sale, merger or combination. Notwithstanding, Misonix shall not have the right, and nothing in this Section 12.1 or anything else in this Agreement shall be construed to authorize Misonix to sell license or otherwise transfer any of the license or other rights granted to USSC under this Agreement.

     12.2 The parties acknowledge and agree that any breach of this Article 12 by Misonix would likely cause irreparable injury to USSC and that USSC's remedy at law for any such breach would be inadequate. Accordingly, the parties agree that in addition to any other remedies provided for herein or otherwise available at law, temporary and permanent injunctive relief and other equitable relief may be granted in any action, suit or proceeding which may be brought by USSC to enforce any provision of this Article 12 without the necessity of proof of actual damages.

     ARTICLE 12A - DEVELOPMENT FUNDING

     12A.1 Subject to the terms of this Section 12A.1, development funding for Products which USSC may in its sole discretion desire to have developed by Misonix hereunder ("Development Funding") shall be at the cost of USSC. Prior to Misonix incurring any Development Funding costs or expenses, Misonix shall notify USSC in writing of the proposed project and proposed expenditures in reasonable detail and USSC shall have a period of ten business days within which to approve or reject the same, in writing, in USSC's sole discretion. If such proposed expenditures are approved by USSC, the acceptance by USSC shall be accompanied by a check to Misonix in the approved amount of the agreed upon Development Funding. If such proposed expenditures are rejected, such rejection shall be reasonably detailed. Misonix shall maintain books and records concerning Development Funding during the term of this Agreement and for five
(5) years thereafter. USSC and its representatives shall have the right to review such books and records during normal business hours upon prior notice. Nothing hereinabove in this Section 12A.1 commits USSC to any Development Funding or prohibit or limit USSC from engaging in development of Products by itself or with any third party at the cost of USSC.

     12A.2 The provisions of this Article 12A shall survive termination of this

Agreement.

     ARTICLE 13 - REPRESENTATIONS AND WARRANTIES

     13.1 Each of the parties hereby represents and warrants that (a) it has full right, power and authority to enter mto and by bound by the terms and conditions of this Agreement, to transfer the rights and to carry out their respective obligations under this Agreement, without the approval or consent of any other person or entity; (b) the entering into of this Agreement, the transfer of rights and the carrying out of their respective obligations under this Agreement is not prohibited, restricted or otherwise limited by any contract, agreement or understanding entered into by any of them or Misonix's directors, officers, employees or consultants, or by which any of such persons or entities is bound, with any other person or entity, including, without limitation, any federal, state or local governmental body, agency or authority;
(c) there is no contract, agreement or understanding entered into by them or Misonix's directors, officers, employees or consultants, or by which any of such persons or entities is bound, which if enforced, terminated or modified, would be in derogation of, contrary to, or adversely affect the rights acquired or to be acquired hereunder by USSC; and (d) there is no action, suit, proceeding or investigation pending or currently threatened against any of them which, if adversely determined, would restrict or limit the right of any of them to enter into this Agreement, transfer the rights or carry out their respective obligations under this Agreement.

     13.2 Misonix hereby further represents, warrants and covenants that (a) it has not granted, assigned, sold or otherwise transferred, and it is not obligated to grant, assign, sell or otherwise transfer, and they shall not, except to the extent and in the manner expressly permitted by this Agreement, grant, assign, sell or otherwise transfer during the term of this Agreement any right, title, interest, license, or option, in, to, and under any Patents and Trademarks, Products, Know-How to any other person or entity including, without limitation, any federal, state or local governmental body, agency or authority;
(b) no other person or entity has, or during the term of this Agreement shall have, the right to acquire, except to the extent and in the manner expressly permitted by this Agreement, any right, title, interest, llcense or option in, to or under any Patents and Trademarks, Products, Know-How; (c) it has not filed any patent application or trademark application or been issued or assigned any patent or registered trademark on or prior to the date of this Agreement for any instrument, device or system similar to a Product, other than the Patents and Trademarks; and (d) to the best of their knowledge, without special review for this purpose, USSC's manufacture, use or sale of a Product substantially as described in the Patents and Trademarks which exist as of the date of the Development and Option Agreement dated as of August __, 1996 by and between

Misonix and USSC, would not infringe the patent rights or trademark rights of any third person or entity.

     13.3 All representations, warranties and covenants made by the parties shall be considered to have been relied upon by the other parties hereto regardless of any discussion, review or investigation made by, or on behalf of, the other parties, and shall survive termination of this Agreement.

     13.4 The provisions of this Article 12 shall survive termination of this Agreement.

     ARTICLE 14 - TERM AND TERMINATION

     14.1 The term of this Agreement shall commence upon the date hereof and shall terminate upon last of the following:

     (a) With respect to all of the provisions of this Agreement (i) insofar as the same relate to Products which embody at least one valid claim included in a patent within the Patents and Trademarks, the last day upon which all such valld claims covering an invention embodied in such Product expire1 or (ii) twenty
(20) years, whichever is later;

     (b) Upon the written agreement of USSC and Misonix; and

     (c) Notwithstanding any other provision of this Agreement, USSC at all times shall have the right for any or no reason to terminate this Agreement upon ten (10) days prior written notice to Misonix. In the event USSC effects termination in accordance with this Section 14.1(c), there shall not be due to the Principals any termination penalty or similar payment but, in such event, the parties shall have the rights and obligations set forth in Section 4.4(b) above.

     ARTICLE 15 - RIGHTS AFTER TERMINATION

     15.1 All rights and obligations of the parties which accrue on or before the effective termination date shall be fully enforceable by either party after termination.

     15.2 If this Agreement terminates and, as a result thereof, USSC is required to cease making Products at the end of the term of this Agreement or after the Unilateral Termination Period, as the case may be, USSC may, nonetheless, for a period not to exceed six (6) months after such termination, and subject to the periodic royalty provisions set forth herein, dispose of inventory of Products, complete and dispose of any Products in the process of manufacture, and utilize materials then on order.

     15.3 All Know-How, inventions, developments and improvements, whether patentable or not, are and, after termination of this Agreement, shall (i) remain the property of Misonix insofar as the same were conceived, made and developed solely by Misonix prior to, or in performance of, this Agreement; and
(ii) the property of USSC insofar as the same were conceived, made and developed solely by USSC prior to, or in performance of, this Agreement or jointly by Misonix and USSC ("Joint Results") in the performance of this Agreement. USSC shall retain exclusive ownership of all Know-How, inventions, developments and improvements which were its property as of or prior to the date of this Agreement or which were conceived, made and developed during the term of the Agreement solely by USSC, whether or not the same is necessary to reduce to practice any Joint Results.

     15.4 Following termination of this Agreement, USSC shall assign to Misonix, to the extent permissible by law, all filings with the FDA concerning Products on which a royalty would be payable hereunder.

     15.5 The provisions of this Article 15 shall survive termination of this Agreement.

     ARTICLE 16 - WAIVER

     16.1 No waiver by any party, express or implled, or any breach of any term, condition, or obligation of this Agreement by any party shall be construed as a waiver of any subsequent breach of any term, condition, or obligation of this Agreement, whether of the same or different nature.

     ARTICLE 17 - NOTICES

     17.1 Any notice required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested, or delivered by messenger or air courier, and all payments shall be delivered, to the party to whom such notice or payment is required or permitted to be given at its address set forth as follows: if given to Misonix, to: Misonix Incorporated, 1838 New Highway, Farmingdale, New York 11735; or, if given to USSC, to: Attn.:
Thomas R. Bremer, Vice President and General Counsel, United States Surgical Corporation, 150 Glover Avenue, Norwalk, CT 06856. Any such notice shall be considered given when delivered, as indicated by signed receipt or other written delivery record. A party may change that address to which notice to it is to be given by notice as provided herein.

     ARTICLE 18 - ASSIGNMENT

     18.1 Neither this Agreement nor the performance of any part hereof may be assigned or transferred by any one or more of Misonix and any one or more of the Principals, on the one hand, and USSC, on the other hand, without the prior written consent of the other party in its sole and absolute discretion, except that (a) USSC may assign this Agreement and the performance of any part hereof without such consent to an Affiliate of USSC, and (b) USSC may enter into one or more sublicenses with any third persons or entities on terms and conditions as USSC shall determine in its sole and absolute discretion provided, however, that any such sublicense is not inconsistent with the terms of this Agreement.

     ARTICLE 19 - CONSTRUCTION

     19.1 This Agreement shall be construed and enforced in accordance with the Laws of the State of New York and any action, suit or proceeding brought under this Agreement shall be brought only in, and the parties hereby consent to the jurisdiction of, the federal and state courts located in the State of New York.

     19.2 The provisions of this Article 19 shall survive termination of this Agreement.

     ARTICLE 20 - ENTIRE UNDERSTANDING/AMENDMENT

     20.1 This Agreement and the attached schedules constitute the entire understanding and agreement between the parties, and supersedes all previous agreements (whether written or oral) concerning the subject matter hereof. This Agreement shall not be modified, amended, or supplemented except by a written document executed by both parties.

     ARTICLE 21 - HEADINGS

     21.1 The headings in this document are for information purposes only and are not meant to have any legal effect in interpreting this document.

     ARTICLE 22 - SEVERABILITY; FURTHER ASSURANCES

     22.1 The invalidity or unenforceability of any Articles, Section or provision of this document shall not affect the validity or enforceability of any one or more of the other Articles, Sections or provisions.

     22.2 The parties hereto will execute any further instruments or perform any acts which are or may be necessary to effectuate each of the terms and provisions of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


     MISONIX INCORPORATED

     By:
        ------------------------------------------

     Name:
          ----------------------------------------

     Title:
           ---------------------------------------




     UNITED STATES SURGICAL CORPORATION


     By:
        ------------------------------------------

     Name:
          ----------------------------------------

     Title:
           ---------------------------------------

                                                                      SCHEDULE 1
                                                                      ----------



                              Patent/Trademark
Title          Country        No.                 Status         Date
-----          -------        ----------------    ------         ----